AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2000
                                            REGISTRATION STATEMENT NO. 333-02109
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------


                              MINNESOTA POWER, INC.
                          (Exact name of registrant as
                            specified in its charter)


                                ----------------


          Minnesota                                     41-0418150
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)


                             30 WEST SUPERIOR STREET
                          DULUTH, MINNESOTA 55802-2093
                                 (218) 722-2641
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

       David G. Gartzke          Philip R. Halverson, Esq.    Robert J. Reger, Jr., Esq.
Senior Vice President-Finance     Vice President, General      Thelen Reid & Priest LLP
 and Chief Financial Officer              Counsel                 40 West 57th Street
   30 West Superior Street             and Secretary         New York, New York 10019-4097
 Duluth, Minnesota 55802-2093     30 West Superior Street           (212) 603-2000
        (218) 722-2641         Duluth, Minnesota 55802-2093
                                      (218) 722-2641

  (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                ----------------


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 17, 2000

                               P R O S P E C T U S





                                  [ALLETE LOGO]


                              [INVEST DIRECT LOGO]

                        6,490,298 Shares of Common Stock
                               (Without Par Value)

     Invest Direct is ALLETE's direct stock purchase and dividend reinvestment plan. Invest Direct provides investors with a convenient method of acquiring shares of ALLETE common stock through cash payments and reinvestment of dividends.

     This prospectus relates to an aggregate of 6,490,298 shares of the common stock of ALLETE available for purchase under ALLETE's Invest Direct plan.

     ALLETE's principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 722-2641. ALLETE's common stock is listed on the New York Stock Exchange and trades under the symbol "ALE."

     You should keep this prospectus for future reference.

                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

               The date of this prospectus is September   , 2000.
                                                        --

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION..........................................3
INCORPORATION BY REFERENCE...................................................3
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
 ACT OF 1995.................................................................4
ALLETE.......................................................................5
  Automotive Services........................................................5
  Energy Services............................................................6
  Water Services.............................................................7
  Investments................................................................7
USE OF PROCEEDS..............................................................7
THE PLAN.....................................................................7
    Purpose of Invest Direct.................................................7
    Participants in the Plan.................................................7
    Plan Definitions.........................................................8
    Plan Administration.....................................................10
    Plan Enrollment.........................................................10
    Investment of Dividends on Shares.......................................11
    Cash Payments to Purchase Shares........................................11
    Timing of Share Purchases...............................................11
    Safekeeping.............................................................12
    Number of Common Shares Purchased for Participants......................12
    Source and Price of Purchased Shares....................................12
    Certificates for Shares; Deposits and Withdrawals.......................13
    Change in Manner of Participation.......................................13
    Transfer or Assignment of Common Stock Held in an Invest Direct Account.13
    Shares Pledged..........................................................14
    Shareholder Voting......................................................14
    Sale of Shares..........................................................14
    Withdrawal from Plan Participation......................................15
    Sale or Transfer if a Participant Dies..................................15
    Statements of Account; Shareholder Communications.......................16
    Responsibility of ALLETE and its Agents Under the Plan..................16
    Costs Under the Plan....................................................16
    Participants'Responsibilities Under the Plan............................17
    Rights Offering and Stock Split.........................................17
    Modification or Termination of Plan; Termination of Participants........17
    Participants'Income Tax Withholding.....................................17
UNITED SATES FEDERAL INCOME TAX CONSEQUENCES................................17
DESCRIPTION OF COMMON STOCK.................................................18
EXPERTS.....................................................................23
LEGAL OPINIONS..............................................................23

     ALLETE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANYONE GIVES YOU OTHER INFORMATION AND OR MAKES OTHER REPRESENTATIONS, YOU SHOULD NOT RELY ON SUCH INFORMATION OR REPRESENTATIONS AS BEING AUTHORIZED BY ALLETE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALLETE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                      WHERE YOU CAN FIND MORE INFORMATION

     ALLETE files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (SEC), under File No. 1-3548. You can read and copy any information filed by ALLETE with the SEC at the SEC's Public Reference Room and at the Regional Offices of the SEC:

   Public Reference Room     New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
         Room 1024                  Suite 1300          500 West Madison Street
  Washington, D.C. 20549     New York, New York 10048         Suite 1400
                                                           Chicago, Illinois
                                                              60661-2551

     You can obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE. ALLETE also maintains an Internet site (http://www.allete.com). INFORMATION CONTAINED ON ALLETE'S INTERNET SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

     The common stock of ALLETE is listed on the New York Stock Exchange (ticker symbol: ALE), where reports, proxy statements and other information concerning ALLETE may be inspected.

     On September 1, 2000 Minnesota Power, Inc. began doing business under the name of ALLETE. ALLETE's regulated electric business will continue to be called Minnesota Power.

                           INCORPORATION BY REFERENCE

     The SEC allows ALLETE to "incorporate by reference" the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until ALLETE sells all of the securities described in this prospectus. Information that ALLETE files in the future with the SEC will automatically update and supersede this information.

     1) The company's Annual Report on Form 10-K for the year ended December 31, 1999.

     2) The company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

     3) The company's Current Reports on Form 8-K filed with the SEC on June 20, 2000, June 28, 2000, July 19, 2000 and August 8, 2000.

     You may request a copy, at no cost to you, of any of the documents referred to above that have been or may be incorporated in this prospectus by reference by writing or calling:

                                     ALLETE
                              Shareholder Services
                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                   Telephone: (218) 723-3974 or (800) 535-3056
                               Fax: (218) 720-2502
                         e-mail: shareholder@allete.com

     You should rely only on the information contained in, or incorporated by reference in, this prospectus. ALLETE has not authorized anyone else to provide you with different information. ALLETE is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document.

                              SAFE HARBOR STATEMENT
           UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, ALLETE is hereby filing cautionary statements identifying important factors that could cause ALLETE's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of ALLETE which are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical facts and may be forward-looking (often, but not always, these statements are made through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "will likely," "result," "will continue" or similar expressions).

     Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of ALLETE and may cause actual results to differ materially from those contained in those forward-looking statements:

     o prevailing governmental policies and regulatory actions, including those of Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Florida Public Service Commission, the North Carolina Utilities Commission and the Public Service Commission of Wisconsin, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

     o economic and geographic factors including political and economic risks;

     o changes in and compliance with environmental and safety laws and policies;

     o    weather conditions;

     o    population growth rates and demographic patterns;

     o    competition for retail and wholesale customers;

     o    pricing and transportation of commodities;

     o    market demand, including structural market changes;

     o    changes in tax rates or policies or in rates of inflation;

     o    changes in project costs;

     o    unanticipated changes in operating expenses and capital expenditures;

     o    capital market conditions;

     o    competition for new energy development opportunities; and

     o legal and administrative proceedings (whether civil or criminal) and settlements that influence the business and profitability of ALLETE.

     Any forward-looking statement speaks only as of the date on which that statement is made, and ALLETE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                                     ALLETE

     ALLETE has been incorporated under the laws of the State of Minnesota since 1906. Before September 1, 2000 ALLETE did business under the name Minnesota Power. ALLETE is a multi-services company with four business segments:

     1) Automotive Services, which include a network of vehicle auctions, a finance company, an auto transport company, a vehicle remarketing company and a company that provides field information services;

     2) Energy Services, which include electric and gas services, coal mining and telecommunications;

     3)   Water Services, which include water and wastewater services; and

     4) Investments, which include real estate operations, intermediate-term investments and a securities portfolio.

                                                               SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,      JUNE 30,
                                    ---------------------------    --------
                                      1997     1998     1999     1999     2000
                                      -----    -----    -----    -----    -----
BASIC AND DILUTED EARNINGS PER
  SHARE OF COMMON STOCK
  Before Capital Re and ACE
   Transactions..................     $1.24    $1.35    $1.49    $0.67    $0.91
  Capital Re and ACE
   Transactions (a)..............         -        -    (0.52)   (0.35)    0.44
                                      -----    -----    -----    -----    -----
      Total......................     $1.24    $1.35    $0.97    $0.32    $1.35
                                      =====    =====    =====    =====    =====

NET INCOME
  Automotive Services............     $14.0    $25.5    $39.9    $21.6    $26.6
  Energy Services................      43.1     47.4     45.0     19.6     20.0
  Water Services.................       8.2      7.5     12.2      5.7      6.5
  Investments....................      32.1     29.6     26.8      9.3     21.7
  Corporate Charges..............     (19.8)   (21.5)   (19.7)    (9.3)   (10.6)
                                      -----    -----    -----    -----    -----
    Net Income before Capital Re
      and ACE Transactions.......      77.6     88.5    104.2     46.9     64.2
  Capital Re and ACE Transactions
    (a)..........................         -        -    (36.2)   (24.1)    30.4
                                      -----    -----    -----    -----    -----
                                      $77.6    $88.5    $68.0    $22.8    $94.6
                                      =====    =====    =====    =====    =====

-------------------
(a) In May 2000 the company sold its investment in ACE Limited (ACE) common stock, which resulted in an after-tax gain of $30.4 million, or $0.44 per share. The ACE shares were received in December 1999 upon completion of ACE's merger with Capital Re Corporation (Capital Re). During 1999 the company recorded an aggregate $36.2 million, or $0.52 per share after-tax non-cash charge in connection with the valuation and exchange of its investment in Capital Re stock for the ACE shares, including a $24.1 million, or $0.35 per share charge in the second quarter.

AUTOMOTIVE SERVICES

     Automotive Services includes several subsidiaries which are integral parts of the vehicle redistribution business.

     ADESA Corporation is the second largest vehicle auction network in North America. Headquartered in Indianapolis, Indiana, ADESA owns, or leases, and operates 47 vehicle auction facilities in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, automobile fleet/lease companies, banks and finance companies. ADESA also owns Canada's largest national salvage auction chain with 11 sites in six provinces. These salvage auctions provide remarketing services to insurance companies for their "total loss" vehicles.

     Automotive Finance Corporation provides inventory financing for wholesale and retail automobile dealers who purchase vehicles from ADESA auctions, independent auctions, other auction chains and other outside sources.

     Other subsidiaries within the Automotive Services business segment include:

     o Great Rigs Incorporated, which is one of the nation's largest independent used automobile transport carriers with over 150 automotive carriers, the majority of which are leased;

     o PAR, Inc., doing business as PAR North America, which provides customized remarketing services to various fleet operations; and

     o AutoVIN, Inc., 90 percent owned, which provides professional field information service to the automotive industry and its secured lenders. Services provided include vehicle condition reporting, inventory verification auditing, program compliance auditing and facility inspection.

ENERGY SERVICES

     The Energy Services segment, which includes Minnesota Power, primarily generates, transmits, distributes and markets electricity. In addition, Energy Services include coal mining and telecommunications in and near Minnesota Power's electric utility service area. As of June 30, 2000, Minnesota Power supplied retail electric service to 130,000 customers in 153 cities, towns and communities, and outlying rural areas of northeastern Minnesota. Wholly owned subsidiary, Superior Water, Light and Power Company, provided electric, natural gas, and water services to 14,000 electric customers, 11,000 natural gas customers and 10,000 water customers in northwestern Wisconsin as of June 30, 2000. Split Rock Energy LLC, formed as an alliance between Minnesota Power and Great River Energy, combines power supply capabilities and customer loads to share market and supply risks and to optimize power trading opportunities. Split Rock contracts for exclusive services from MPEX, Minnesota Power's power marketing division.

     BNI Coal, Ltd., another wholly owned subsidiary, owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative, presently consume virtually all of BNI Coal's production of lignite coal under cost-plus coal supply agreements extending to 2027. Under an agreement with Square Butte, Minnesota Power purchases approximately 71 percent of the output from the Square Butte unit which is capable of generating up to 455 megawatts. Minnkota Power has an option to extend its coal supply agreement to 2042.

     Other subsidiaries within the Energy Services business segment include:

     o Electric Outlet, Inc., doing business as Electric Odyssey, which is a retail, catalog and e-commerce merchandiser that sells unique products for the home, office and travel;

     o Minnesota Power Telecom, Inc., which provides high capacity fiber optic based communication services to businesses and communities across Minnesota and in Wisconsin; and

     o Rainy River Energy Corporation, which holds ownership and power purchase positions in merchant generation.

     Minnesota Power has large power contracts to sell power to 11 industrial customers (five taconite producers, four paper and pulp mills, and two pipeline companies) each requiring 10 megawatts or more of generating capacity. These contracts require the payment of minimum monthly demand charges that cover the fixed costs associated with having capacity available to serve each of these customers, including a return on common equity. Each contract continues past the contract termination date unless the required four-year advance notice of cancellation has been given.

WATER SERVICES

     Water Services include Florida Water Services Corporation, Heater Utilities, Inc., Instrumentation Services, Inc., Vibration Correction Services, Inc., and Americas' Water Service Corporation, each a wholly owned subsidiary. Florida Water, the largest investor owned water supplier in Florida, owns and operates water and wastewater treatment facilities within that state. As of June 30, 2000, Florida Water served 148,000 water customers and 72,000 wastewater customers, and maintained 157 water and wastewater facilities throughout Florida. As of June 30, 2000, Heater Utilities, which provides water and wastewater treatment services in North Carolina, served 43,000 water customers and 5,000 wastewater treatment customers. Instrumentation Services and Vibration Correction Services provide predictive maintenance and instrumentation consulting services to water and wastewater utilities in the southeastern United States as well as Texas and Minnesota. Americas' Water Service offers contract management, operations and maintenance services for water and wastewater treatment facilities to governments and industries.

INVESTMENTS

     Investments consist of real estate operations, intermediate-term investments and an actively traded securities portfolio. Through subsidiaries, ALLETE owns Florida real estate operations at Cape Coral and Lehigh Acres adjacent to Ft. Meyers, at Palm Coast in northeast Florida and at Sugar Mill Woods in Citrus County. Since 1985, ALLETE has invested $27.9 million in funds that seek long-term capital appreciation by making investments in emerging technologies to be used by the electric utility industry. As of June 30, 2000, ALLETE had approximately $113.7 million invested in a trading and available-for-sale securities portfolio.

                                 USE OF PROCEEDS

     We will receive no proceeds from the offering of common stock through Invest Direct unless shares of common stock are purchased directly from ALLETE. To the extent that shares are purchased directly from ALLETE, we expect that the net proceeds received will be used for general corporate purposes. We have no basis for estimating either the number of shares of common stock that may be sold under Invest Direct, the prices at which those shares will be sold or the number of shares that will be purchased directly from ALLETE.

                                    THE PLAN

     The terms of the Invest Direct plan are set forth below. The definitions of certain terms are provided under the heading "Plan Definitions."

PURPOSE OF INVEST DIRECT

     The purpose of Invest Direct is to provide investors with a convenient method of acquiring shares of ALLETE common stock through:

     1)   Optional Cash Payments; and

     2) Reinvestment of all or a portion of the cash dividends payable on an investor's holdings of common stock of ALLETE.

     Invest Direct also provides a means for investors to deposit into Invest Direct for Safekeeping, free of any service charges, share certificates representing shares of ALLETE common stock, whether or not the depositor participates in any of the other features of Invest Direct.

PARTICIPANTS IN THE PLAN

     Shareholders of ALLETE common stock currently enrolled in the plan will continue to be enrolled in the plan without taking any further action. The following additional persons may participate in Invest Direct:

     1) Shareholders of ALLETE common stock with shares registered in their own names may begin participation by returning a properly executed Shareholder Authorization Form to the Plan Administrator.

     2) Beneficial owners of shares of ALLETE common stock whose shares are registered in names other than their own may participate in the plan by transferring some or all of the shares into their own names.

     3) Beneficial owners whose shares of ALLETE are held in street name by a broker or other similar third-party nominee or agent may participate in the dividend reinvestment portion of the plan by:

          a)   certificating their shares and enrolling in the plan; or

          b) registering their shares with a broker who participates in the Depository Trust Company (DTC) dividend reinvestment program.

               ALLETE and DTC have made arrangements to allow investors whose shares are registered by their broker with DTC to participate in the plan. DTC has joined the plan and completed a Letter of Agreement on behalf of brokers who both register shares with DTC and participate in DTC's dividend reinvestment program. Beneficial owners participating in the plan through their broker must contact their broker to change their method of participation in the plan or to terminate participation in the plan. Reinvestment of dividends through broker participation is limited to the purchase of whole shares. Optional Cash Payments may not be made if participation in the plan is through a broker.

     4) Other interested investors who are not already shareholders of ALLETE common stock may participate in the plan by making a minimum Initial Cash Investment to purchase common stock through the plan and returning a properly executed Account Authorization Form to the Plan Administrator. If the investor is not a Customer, the minimum investment is $250. Customers are permitted to make a minimum investment of $10. The laws of certain jurisdictions require that shares of common stock offered under the plan to persons, including Customers, who are not presently record holders of common stock can be offered only through a registered broker-dealer. Also, the laws of certain jurisdictions prohibit the offer or sale of shares of common stock offered under the plan to persons other than ALLETE's employees, executives, consultants, existing shareholders and lenders. We will not make offers or sales in those jurisdictions unless we have satisfied the requirements of the securities laws applicable to the operation of the plan.

PLAN DEFINITIONS

Account: The Plan Administrator's record of a participant's plan activity.

Account Authorization Form:   A form available from the Plan Administrator which
                              allows new investors to enroll in the plan and designate the method of receiving dividends on their shares of ALLETE common stock.

Customer:                     Any person who is:

                              1) a customer of the ALLETE family of companies (including, but not limited to Minnesota Power, Superior Water, Light and Power Company, ADESA, Florida Water and Heater Utilities);

                              2) a lessee of real property owned by an ALLETE company; or

                              3) a member of another category of persons with an ongoing business relationship with an ALLETE company as such category may be approved for Customer status under the plan by the Plan Administrator.

Custodian:                    ALLETE Shareholder Services.

Dividend Payment Date:        The date on which dividends are payable on the
                              shares of ALLETE common stock, as determined by ALLETE's Board of Directors. These dates are normally the first day of March, June, September and December.

Dividend Record Date:         The date on which shareholders, including plan
                              participants, must be shareholders in order to receive dividends on their shares of ALLETE common stock. Generally, the Dividend Record Date is the 15th of the month preceding the Dividend Payment Date. If the 15th falls on
                              Saturday, then the Dividend Record Date is the 14th; if the 15th falls on Sunday, then the Dividend Record Date is the 16th.

Ex-Dividend Date:             A date before the Dividend Record Date, based
                              on industry regulations, necessary to allow for the settlement of securities traded through a broker by the Dividend Record Date. Stock purchased from a broker after the Ex-Dividend Date is not entitled to the succeeding dividend.

Independent Agent:            A registered broker-dealer or bank selected by the
                              Plan Administrator to purchase and/or sell shares of ALLETE common stock on the open market for plan participants.

Initial Cash Investment:      A payment made to ALLETE to purchase shares of
                              common stock to open a plan account. The minimum
                              Initial Cash Investment is $250 for interested investors who are not shareholders (except for those interested investors who are Customers, in which case the minimum is $10).

Invest Direct:                ALLETE's direct stock purchase and dividend
                              reinvestment plan.

Investment Date:              The date on which the participant's account is
                              allocated shares of common stock for investments made during a particular Investment Period.

                              1) If original issue shares are purchased under the plan, the Investment Date will be the first day of the month following the end of the Investment Period.

                              2)  If open market purchases are made, the
                                  Investment Date will be the later of:

                                  a) the first day of the month following the
                                     end of the Investment Period; or

                                  b) the day following the end of the Investment
                                     Period on which all purchases on the open market are completed by the Independent Agent.

Investment Period:            The period during which cash payments are accepted
                              from participants for investment in common stock to be credited to plan accounts on the Investment
                              Date. The Investment Period begins on the fourth business day before the end of a month and ends on the fifth business day before the end of the following month.

Optional Cash Payments:       Cash payments sent at any time to the Plan
                              Administrator by a participant to purchase additional shares of common stock under the plan.

Optional Cash Payment Form:   A form included on the participant's Statement of
                              Account or available from the Plan Administrator which allows a participant to make an optional cash investment in the plan.

Participant:                  See "Participants in the Plan" above.

Plan: ALLETE's direct stock purchase and dividend reinvestment plan which is also referred to in this prospectus as Invest Direct.

Plan Administrator:           ALLETE Shareholder Services.

Safekeeping:                  The depositing of common stock share certificates
                              with the Plan Administrator for the benefit of a plan participant.

Shareholder Authorization
Form: A form available from the Plan Administrator which allows a current shareholder to become a participant, to direct investment and reinvestment of dividends on shares held in the plan, and to express other directions with respect to the participant's account and participation in the plan.

Share Transaction Request
Form: A form available from the Plan Administrator which allows a current shareholder to direct investment and reinvestment of dividends on shares held in the plan, to request certificates for shares, to withdraw from the plan and to express other directions with respect to the participant's account and participation in the plan.

Statement of Account:         Written reports and summaries of a participant's
                              plan activity mailed by the Plan Administrator to the participant.

PLAN ADMINISTRATION

     The Plan Administrator administers the plan for participants, keeps records and performs other duties relating to the plan.

     If the plan purchases or sells shares on the open market, we will appoint the Independent Agent to act as the independent agent of plan participants. ALLETE Shareholder Services, as Custodian under the plan, holds shares acquired under the plan and shares deposited into the plan for Safekeeping. ALLETE Shareholder Services may resign as Plan Administrator or as Custodian at any time upon the appointment of a successor. We believe that our position as Plan Administrator, as compared with that of a registered broker-dealer or a federally insured banking institution, poses no material risk to participants for the following reasons:

     1) we have substantial experience in administering the dividend reinvestment plan over the years, having successfully served as administrator of the plan since 1980;

     2) the Plan Administrator's duties are limited to clerical and administrative functions such as recordkeeping, sending Shareholder Authorization Forms, Account Authorization Forms and Optional Cash Payment Forms; and

     3) a separate escrow account has been established with a bank to hold cash payments received from participants pending investment under the plan.

     All communications concerning Invest Direct should be directed to the Plan Administrator at:

                                     ALLETE
                              Shareholder Services
                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                   Telephone: (218) 723-3974 or (800) 535-3056
                               Fax: (218) 720-2502
                         e-mail: shareholder@allete.com

PLAN ENROLLMENT

     Investors who wish to purchase shares through the plan should contact the Plan Administrator for an Account Authorization Form.

     Shareholders who own ALLETE common stock and are not already enrolled in the plan may enroll by requesting and returning a Shareholder Authorization Form. Shareholders who have shares registered under more than one name must complete a Shareholder Authorization Form for shares held under each registered name in order to have dividends on all shares reinvested. Shareholders must sign the Shareholder Authorization Form in the name in which shares are registered.

     Customers who do not already own ALLETE common stock may enroll in the plan by making an Initial Cash Investment of at least $10.

     Other interested investors who do not currently own ALLETE common stock may enroll in the plan by making an Initial Cash Investment of at least $250.

INVESTMENT OF DIVIDENDS ON SHARES

     A participant may choose to have cash dividends on all or a portion of his or her shares of common stock (including shares held in the participant's account) paid directly to the participant or, alternatively, may have the account credited with full and fractional shares of common stock purchased with cash dividends on all or a portion of those shares. We will credit reinvested dividends to participant's accounts as of the Dividend Payment Date. See "Timing of Share Purchases" below. A plan participant may change the method of receiving dividends by sending written notification to the Plan Administrator at any time without withdrawing from the plan.

CASH PAYMENTS TO PURCHASE SHARES

     After enrollment in the plan, participants may purchase additional shares under the plan by making Optional Cash Payments. In order to make an Optional Cash Payment, a participant must send us an Optional Cash Payment Form and enclose a check or money order payable to ALLETE. Participants may stop making Optional Cash Payments at any time without withdrawing from the plan. Payments may vary in amount, but may not be less than $10 per payment or more than $100,000 per calendar year. The Plan Administrator will include an Optional Cash Payment Form with each Statement of Account or send one upon request. We promptly send all Initial Cash Investments and Optional Cash Payments we receive to a segregated escrow account. We will use any interest we earn to defray the costs of administering the plan. We will not pay interest on any Initial Cash Investments or Optional Cash Payments held pending investment in the plan. See "Timing of Share Purchases" below. We will not return to participants Initial Cash Investments and Optional Cash Payments unless we receive a written request no later than the last day of the Investment Period within which we receive such Initial Cash Investments and Optional Cash Payments.

     You must send any Optional Cash Payment in United States dollars.

TIMING OF SHARE PURCHASES

     We will use any Initial Cash Investments and Optional Cash Payments we receive during an Investment Period to purchase shares of common stock to be credited to a participant's account as of the Investment Date following the end of that Investment Period. If we receive an Initial Cash Investment or Optional Cash Payment during the last four business days of the month, we will purchase and credit the shares to that participant's account as of the second following Investment Date. In all cases, we will use Initial Cash Investments and Optional Cash Payments to purchase common stock under the plan within 35 days following receipt.

     For example:

     o If we receive an Optional Cash Payment during the Investment Period which starts on the fourth business day before the end of January and ends on the fifth business day before the end of February (February Investment Period), then we will invest that payment in shares of common stock and credit those shares to the participant's account as of the Investment Date following the February Investment Period.

     o If we receive an Optional Cash Payment during the last four business days of February, then we will hold and invest that payment with all other Optional Cash Payments received during the Investment Period which starts on the fourth business day before the end of February and ends on the fifth business day before the end of March (March Investment Period) and credit those shares to the participant's account as of the Investment Date following the March Investment Period.

     If the Plan Administrator receives any Shareholder Authorization Form directing reinvestment of dividends on or before a Dividend Record Date, we will reinvest that dividend in shares of common stock in accordance with the participant's instructions and credit the shares to the participant's account. If the Plan Administrator receives the Shareholder Authorization Form after the Dividend Record Date, we will pay those dividends in cash and begin reinvestment under the plan with the next dividend. The Dividend Record Dates for the payment of dividends on ALLETE common stock are customarily fifteen days before the Dividend Payment Dates. The Dividend Payment Dates usually are the first day of March, June, September and December.

     For example, in the case of a common stock dividend paid by ALLETE on March 1, for which the record date was February 15:

     o If we receive the Shareholder Authorization Form directing reinvestment on or before February 15, then we will reinvest the March 1 dividend in shares of common stock and credit those shares to the participant's account as of the Investment Date following that February 15 record date.

     o If we receive the Shareholder Authorization Form after February 15, then we will pay the March 1 dividend in cash and not begin reinvestment under the plan until the next dividend.

     o Even though we may have received Optional Cash Payments for the February Investment Period on or before February 15, the participant's account will not be credited with the March dividend on the shares of common stock newly acquired with those Optional Cash Payments because the participants did not own those newly acquired shares on the February 15 record date.

     In all cases, we will use dividends to purchase common stock under the plan within 30 days following the related Dividend Payment Date. We will not pay interest on any cash dividends held by us pending investment in the plan.

SAFEKEEPING

     A participant may deposit certificates representing shares of ALLETE common stock registered in his or her name into an Invest Direct account for Safekeeping. Certificates representing shares to be deposited for Safekeeping should be sent to the Plan Administrator, together with a completed Shareholder Authorization Form. Participants should use certified or registered mail when sending stock certificates. PARTICIPANTS SHOULD NOT ENDORSE CERTIFICATES SURRENDERED FOR SAFEKEEPING. Participants can obtain a Shareholder Authorization Form at any time by request to the Plan Administrator.

     It is the participant's responsibility to retain records relative to the cost of any shares represented by certificates deposited for Safekeeping. Participants may submit certificates for Safekeeping at any time. We will send notification when we receive certificates sent to us for Safekeeping. COMMON STOCK SURRENDERED FOR SAFEKEEPING WILL BE TREATED IN THE SAME MANNER AS SHARES PURCHASED THROUGH THE PLAN.

NUMBER OF COMMON SHARES PURCHASED FOR PARTICIPANTS

     We will credit to Invest Direct accounts shares of common stock purchased under the plan by participants and shares of common stock represented by certificates deposited by participants for Safekeeping in the plan. The number of shares purchased for each participant with respect to any Investment Period depends upon the:

     1) amount of the participant's dividends to be reinvested and Optional Cash Payments to be invested; and

     2)   price of the shares of common stock purchased.

     We will credit each Invest Direct account with that number of shares, including any fractional share computed to three decimal places, equal to the total amount of dividends reinvested and/or Optional Cash Payments invested divided by the applicable price per share. Other than the $100,000 maximum cash investment per calendar year, the plan does not limit the number of shares of common stock which a participant may purchase. THE PLAN DOES NOT PERMIT THE PLAN ADMINISTRATOR TO HONOR A REQUEST THAT A SPECIFIC NUMBER OF SHARES BE PURCHASED.

SOURCE AND PRICE OF PURCHASED SHARES

     Common stock acquired by Invest Direct participants will consist of:

     1) authorized but unissued shares of common stock purchased directly from ALLETE; or

     2) issued and outstanding shares purchased by the Independent Agent in the open market.

     ALLETE has sole discretion as to the method by which common stock is purchased under the plan for participants.

     The price per share for original issue shares will be the average of the reported closing prices on the composite tape on the last three business days before the applicable Investment Date. Shares purchased on the open market will have a price per share equal to the weighted average price (excluding any related brokerage fees, commissions or other service charges) at which such shares are purchased by the Independent Agent with cash payments received from investors and dividends reinvested during the applicable Investment Period.

     Subject to any limitations imposed by Federal or state securities laws, the Independent Agent will have full discretion as to all matters relating to open market purchases, including:

     1) the determination of the number of shares, if any, to be purchased on any day or at any time of day;

     2)   the price paid for those shares;

     3)   the markets on which those shares are to be purchased; and

     4) the persons (including other brokers and dealers) from or through whom those purchases are made.

     Neither ALLETE or any of its affiliates, nor any participant, may exercise any control or influence over the timing, price, amount or manner of purchases of the common stock purchased by the Independent Agent.

     We cannot change more than once every three months our determination that shares will be purchased on the open market or directly from ALLETE. If we decide to make a change, we will document it in the form of an order by ALLETE's Chief Financial Officer.

CERTIFICATES FOR SHARES; DEPOSITS AND WITHDRAWALS

     Participants can request stock certificates for any number of full shares credited to their Invest Direct accounts, and may make such requests without withdrawing from the plan. There is no charge for this service. Participants must make a written request to the Plan Administrator by:

     1) completing the Share Transaction Request Form on the reverse side of the Optional Cash Payment Form; or

     2) submitting a letter of instruction indicating the account number and registration.

     The request should indicate the number of shares to be certificated and must be signed by ALL account owners. Participants must make a separate request each time a certificate is requested. We process requests as soon as practicable after we receive them. Generally, we issue the certificates within five business days after we receive the request. We will continue to hold any remaining full and fractional shares in a participant's account. We will not issue certificates for fractional shares under any circumstances.

     If a participant requests that we issue certificates for shares credited to his or her plan account, we will pay dividends on those certificated shares by check in full unless he or she requests that we fully reinvest or, alternatively, partially reinvest, dividends. Participants must put this request in writing, and direct it to Shareholder Services. Shareholder Services must receive the request not later than the Dividend Record Date for a dividend payment on the certificated shares to be fully or partially reinvested. If the participant previously held share certificates registered in his or her name and already has instructions on file with us regarding reinvestment of dividends on those shares, we will continue to follow those instructions unless the participant requests otherwise.

CHANGE IN MANNER OF PARTICIPATION

     A participant may, without withdrawing from the plan, request us to stop the reinvestment of any cash dividends on shares of common stock registered in the participant's name by giving us written notice. In order to stop the reinvestment of a cash dividend payment, the Plan Administrator must receive that written notice not later than the Dividend Record Date for that dividend payment.

TRANSFER OR ASSIGNMENT OF COMMON STOCK HELD IN AN INVEST DIRECT ACCOUNT

     A participant may instruct the Plan Administrator to transfer or assign plan shares to another account or to a new account. Participants must send these instructions with appropriate documentation and comply with transfer regulations and applicable laws. Participants may call the Plan Administrator for specific instructions for transferring shares.

SHARES PLEDGED

     Participants may not pledge shares held in an Invest Direct account as collateral. If a participant wishes to use plan shares as collateral, that participant must have certificates issued for the shares. See "Certificates for Shares; Deposits and Withdrawals" above. Participants can then deliver the certificates as collateral. A participant does not withdraw from the plan if at least a fractional share remains in the participant's account after he or she certificates shares.

SHAREHOLDER VOTING

     For each meeting of shareholders, participants will receive proxy cards covering the total full and fractional shares held, including shares held directly and shares held under the plan. If a participant returns a proxy card properly signed and marked for voting, the covered shares are voted as marked. If a participant returns a proxy card properly signed, but without instructions as to how shares are to be voted with respect to any item on the proxy card, the covered shares are voted in accordance with the recommendations of ALLETE's Board of Directors. If a participant does not return a proxy card, or returns a card unexecuted or improperly executed, the covered shares are not voted.

SALE OF SHARES

     Invest Direct allows each participant to sell up to 200 shares of common stock credited to the participant's Invest Direct account in one transaction per calendar year under the plan. This includes shares of common stock deposited in the plan for Safekeeping. We will not charge the participant an administrative and/or broker commission fee for this service if less than one share is sold under this feature of the plan. We will charge the participant a nominal administrative fee for sales of one or more shares up to 200 shares. If the participant wishes to sell more than once per calendar year or more than 200 shares, the participant may request that a certificate be issued for the shares. Once the participant receives a certificate, he or she can place an order to sell through a broker. Shares acquired through and held in the plan, as well as shares surrendered for Safekeeping, may be sold or certificated in this manner. Shares held outside the plan may not be sold through the plan.

     To sell or certificate shares, the participant must make a written request to the Plan Administrator by:

     1) completing the Share Transaction Request Form on the reverse side of the Optional Cash Payment Form; or

     2) submitting a letter of instruction indicating the account number and registration.

The request should indicate the number of shares to be sold and must be signed by ALL account owners.

     The Plan Administrator will generally sell or certificate plan shares within five business days after receiving a request. However, the Plan Administrator may delay sale requests received during the dividend processing period until completion of dividend processing.

     Participants may not control the terms and conditions of the sale of their plan shares. Rather the Plan Administrator, or the Independent Agent, will have full discretion in all matters related to the sale, including the time of sale, sale price and the markets or persons through whom the shares are sold.

     We will issue a check for the proceeds of the sale minus the applicable administrative fee and taxes within four business days after the date of sale of the shares. The check will be made payable to the registered owners only.

WITHDRAWAL FROM PLAN PARTICIPATION

     A participant may withdraw from the plan at any time by notifying the Plan Administrator in writing of his or her decision to terminate participation in the plan. A participant can make the written request by:

     1) completing the Share Transaction Request Form on the reverse side of the Optional Cash Payment Form attached to the periodic Statement of Account; or

     2) submitting a letter of instruction indicating the account number and registration.

The request should indicate that the participant wishes to terminate participation in the plan. All account owners must sign the request and indicate whether they wish to receive a stock certificate or sell their shares.

     As explained above, the participant may terminate participation in the plan either by:

     1) selling all the shares in the participant's Invest Direct account through the plan (if that number of shares is 200 or less and the participant has not sold any other shares credited to the participant's plan account in the year of termination); or

     2) having a certificate issued for a specific number of whole shares in the participant's Invest Direct account and selling the fractional balance of shares. We will not issue certificates for fractional shares; we will sell any fractional shares through the plan.

     If we receive Optional Cash Payments before a request to terminate participation in the plan, we will invest those funds in accordance with the terms of the plan unless the participant timely requests us to return the Optional Cash Payments. We will delay termination of plan participation if we receive a request during the dividend processing period or if we have not yet purchased shares with an Optional Cash Payment. In any event, certificates for whole shares allocated to a terminating participant's account and/or the proceeds from the sale of any shares held in that account will be sent to the terminating participant no later than 30 days following the notice of termination.

     A participant's withdrawal from the plan will stop all investment under the plan if in the case of:

     o reinvestment of dividends, we receive notification of withdrawal not later than the Dividend Record Date for a cash dividend payment normally reinvested by the participant; and

     o Optional Cash Payments, we receive notice of withdrawal on or before the end of the Investment Period during which we receive the Optional Cash Payment.

     We will pay to the participant, without interest, any cash dividend or Optional Cash Payment we receive for which investment has been stopped by timely notification of withdrawal from the plan.

     If a participant withdrawing from the plan does not request us to sell shares of common stock held in that account, we will issue certificates for whole shares credited to that account under the plan and make a cash payment for any fractional share. The cash payment for any fractional share will be based on the sale price as indicated under the heading "Sale of Shares" above.

     If a participant sells or otherwise disposes of all the shares of stock registered in the participant's name in certificate form, we will continue to reinvest the dividends on the shares credited to the participant's account until we are notified in writing of the participant's intent to withdraw from the plan.

SALE OR TRANSFER IF A PARTICIPANT DIES

     If a participant dies, cash dividends which the participant had directed to be reinvested in common stock under the plan (including all dividends on shares credited to the participant's account under the plan) will continue to be reinvested until an authorized representative of the participant's estate instructs us to sell or certificate shares of the common stock credited to the participant's account or requests withdrawal from the plan. Optional Cash Payments sent before a participant's death will be invested in shares of common stock unless, before investment, an authorized representative of the estate instructs us not to make the investment. All instructions and requests by authorized representatives of a participant's estate must be accompanied by appropriate documentation and must comply with the transfer requirements and any applicable laws. Authorized representatives of a participant's estate should contact the Plan Administrator for specific information.

STATEMENTS OF ACCOUNT; SHAREHOLDER COMMUNICATIONS

     The Plan Administrator maintains an account for each participant. The Plan Administrator credits and holds all shares purchased for a participant under the plan or delivered for Safekeeping in the participant's account. Shares are withdrawn from a participant's account when certificates for shares are issued to, or shares are sold for, the participant. In addition to a quarterly statement of account, you will receive a statement for each of the following transactions:

     1)   purchase of additional shares with Optional Cash Payments;

     2)   deposit of shares into the plan for Safekeeping;

     3)   sale of shares held in the plan;

     4)   withdrawal of plan shares in certificate form;

     5)   transfer of shares into another account; and

     6)   upon termination of the plan.

     THE STATEMENTS OF ACCOUNT ARE A PARTICIPANT'S CONTINUING RECORD OF THE COST OF SHARES PURCHASED, THEIR BASIS FOR FEDERAL INCOME TAX PURPOSES, THE PROCEEDS OF SALES AND THE AMOUNT OF DIVIDENDS REPORTABLE FOR FEDERAL INCOME TAX PURPOSES. EACH PARTICIPANT SHOULD KEEP THE STATEMENTS OF ACCOUNT FOR INCOME TAX PURPOSES. Participants will also receive copies of the same communications sent to all holders of ALLETE common stock, including ALLETE's Annual Report and any Quarterly Reports to Shareholders, Notice of Annual Meeting and Proxy Statement and tax information for reporting dividends paid.

RESPONSIBILITY OF ALLETE AND ITS AGENTS UNDER THE PLAN

     Neither ALLETE, in its individual capacity or as Plan Administrator or Custodian, nor any Independent Agent appointed by ALLETE under the plan will be liable for any act done in good faith or for any good faith omission to act with respect to the plan, including, without limitation, any claim of liability:

     1) arising out of failure to terminate a participant's account upon his or her death before receipt of notice in writing of such death;

     2) with respect to the prices or times at which, or sources from which, shares are purchased or sold for a participant; or

     3) with respect to any fluctuation in market value before or after any purchase or sale of shares, provided that nothing contained herein shall be construed to affect any participant's right to bring suit under the federal securities laws of the United States.

     PARTICIPANTS MUST RECOGNIZE THAT ALLETE CANNOT ASSURE THEM A PROFIT, OR PROTECT THEM AGAINST LOSSES, ON SHARES PURCHASED UNDER THE PLAN. THE MARKET PRICE OF COMMON STOCK CAN FLUCTUATE SUBSTANTIALLY. PARTICIPANTS ACCEPT THE RISKS AS WELL AS THE BENEFITS OF INVEST DIRECT.

COSTS UNDER THE PLAN

     Participants will not incur any brokerage fees, commissions or other charges for shares purchased for their accounts. However, if we pay any such charges, we are required to report them to the Internal Revenue Service (IRS) as income to the participant. Because of the volume of shares purchased through the plan, commissions that we pay on behalf of participants should be less than those that participants would otherwise pay if they purchased, individually, the same number of shares on the open market.

     If a participant requests that we sell shares of common stock through the plan (other than a request for the sale of less than one share), the participant will pay a nominal administrative fee and applicable taxes.

     There are no other service charges for participating in the plan. We pay all costs of administration of the plan. However, we reserve the right at any time to charge an administrative fee for costs that are reasonably related to actual administrative costs incurred by us as Plan Administrator. These costs include printing and mailing costs for prospectuses, brochures and forms, administrative handling fees for paperwork requested by participants, and other similar costs. Should we determine to charge such fees, plan participants will be notified 90 days before their effective date.

PARTICIPANTS' RESPONSIBILITIES UNDER THE PLAN

     Plan shares are subject to escheatment to the state in which the participant resides if the shares are deemed, under the applicable state's laws, to have been abandoned by the participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Statements of Account and other communications to participants, will be addressed to them at the last address of record provided by them to the Plan Administrator.

RIGHTS OFFERING AND STOCK SPLIT

     In a rights offering, warrants representing rights on all shares held directly by each participant, including those credited to the participant's account under the plan, will be mailed directly to the participant in the same manner as to shareholders not participating in the plan.

     Rights based on a fractional share held in the plan will be sold by the Plan Administrator and the proceeds will be credited to the participant's account under the plan and applied as cash dividends to purchase common stock to be credited to the participant's account as of the Investment Date following the next Investment Period in which common stock is purchased with reinvested dividends.

     Any shares issued in accordance with a stock split distributed by ALLETE on shares credited to the participant's account under the plan will be added to the participant's account. Shares issued due to a stock split distributed on any certificated shares registered in the participant's name will be mailed directly to the participant in the same manner as to shareholders who are not participating in the plan.

MODIFICATION OR TERMINATION OF PLAN; TERMINATION OF PARTICIPANTS

     We reserve the right to suspend, modify, amend or terminate the plan at any time and to interpret and regulate the plan as we deem necessary or desirable in connection with the operation of the plan. We also reserve the right, at our discretion, to terminate participation in the plan if the participant's account is no longer active. All affected participants will receive notice of any such suspension, modification or termination. If we terminate an account, we will deliver or sell the participant's shares in the manner described under the heading "Withdrawal from Plan Participation" above.

     In addition, we may terminate participation in the plan if we believe that the participant's participation may be contrary to the general intent of the plan or in violation of applicable law. We will send to the participant a certificate for whole shares and a check for the cash value of the fractional shares in that plan account.

PARTICIPANTS' INCOME TAX WITHHOLDING

     If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a domestic shareholder subject to backup withholding, we will deduct the tax we are required to withhold from the amount of any cash dividend otherwise to be applied to the purchase of shares for the participant's account under the plan, and the amount of dividend after such deduction will be applied to the purchase of additional shares. The regular Statements of Account sent to the participant will indicate the amount of tax withheld. The income tax we withhold will not be refunded by us but may be claimed as a credit on the participant's federal income tax return. In addition, we will withhold taxes on any sale of shares if the participant's account is subject to income tax withholding or backup withholding. We will reduce the check we send to the participant by the amount of tax withheld and any applicable administrative fees or broker commissions. Unless an exemption applies, we will send you a Form 1099-B for any shares sold through the plan.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Participants will be treated for federal income tax purposes as having received dividend income on the Dividend Payment Date in an amount equal to the fair market value on that date of the full and fractional number of shares purchased with reinvested dividends with respect to reinvested cash dividends used to purchase authorized but unissued shares directly from ALLETE. The tax basis of the purchased shares will be equal to the fair market value of such shares on the Dividend Payment Date.

     Participants will be treated for federal income tax purposes as having received dividend income on the Dividend Payment Date in an amount equal to the cash dividend reinvested plus brokerage fees, commissions or other service charges with respect to reinvested cash dividends used to purchase shares in the open market, if paid by us to obtain the shares. The tax basis of the purchased shares will be equal to the amount of the dividend distribution.

     A participant who purchases shares with Optional Cash Payments will recognize no taxable income upon such purchases except to the extent of any brokerage fees, commissions or other service charges paid by us to obtain the shares, which amount will be treated as dividend income to the participant. The tax basis of shares purchased in this manner will be the amount of the Optional Cash Payment plus such charges as may be paid by us, if applicable.

     The holding period for shares acquired under the plan begins on the day after the shares are credited to participant's accounts. A participant's dividend income, including any brokerage fees, commissions or other service charges we pay in respect of reinvested dividends or optional cash investments, will be reported on the participant's year-end Form 1099-DIV.

     For a foreign shareholder of ALLETE common stock whose cash dividends are subject to United States income tax withholding or a shareholder of ALLETE common stock who is subject to backup withholding who elects to have cash dividends on all or a portion of the participant's common stock reinvested:

     o the amount reinvested will be reduced by the amount of tax required to be withheld; and

     o the amount of tax so withheld will be included for IRS reporting purposes in the participant's dividend income.

     The statements confirming purchases for foreign participants, and participants subject to backup withholding, will indicate the net cash dividend payment reinvested.

     A participant will not realize any taxable income whenever we issue certificates for whole shares credited to the participant's account under the plan. However, the participant will realize a gain or loss whenever he or she sells shares. In addition, a participant will realize a gain or loss upon when we send a cash payment for full or fractional shares credited to his or her account. The amount of any such gain or loss will be the difference between the amount which the participant receives for the share(s) and the tax basis in the shares.

     The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this prospectus. Accordingly, participants should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the plan. The foregoing discussion assumes that all dividend distributions are supported by earnings and profits of ALLETE.

                           DESCRIPTION OF COMMON STOCK

     General. The following statements describing our common stock are not intended to be a complete description. They are qualified in their entirety by reference to our Articles of Incorporation and Mortgage and Deed of Trust. We also refer you to the laws of the State of Minnesota.

     We have the following authorized capital stock by our Articles of
Incorporation: 130,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of the date of this prospectus, shares of common stock were issued and outstanding and no shares of
----------
preferred stock were issued and outstanding.

     Dividend Rights. Our common stock is entitled to dividends only after we have provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock.

     Our Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE's preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

     Voting Rights (Non-Cumulative Voting). Holders of our common stock are entitled to receive notice of and to vote at any meeting of our shareholders. Each share of our common stock, as well as each share of any of our issued and outstanding preferred stock, is entitled to one vote. Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all our directors. If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, whenever dividends on any of our preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of our preferred stock are entitled, as one class, to elect a majority of the directors. Our common stock, as one class, would then elect the minority.

     Our Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

     o    Quorums;

     o    Terms of directors elected;

     o    Vacancies;

     o    Class voting;

     o    Meetings; and

     o    Adjournments.


     Our Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of our Board of Directors. These provisions include:

     o a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain "fair price" and procedural requirements. Neither a 75 percent shareholder vote nor "fair price" is required for any of those transactions that have been approved by a majority of the "Disinterested Directors," as that term is defined in our Articles of Incorporation;

     o a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

     o a provision providing that some parts of our Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of our Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

          - mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

          - the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

     Liquidation Rights. After we have satisfied creditors and the preferential liquidation rights of any of our outstanding preferred stock, the holders of our common stock are entitled to share ratably in the distribution of all remaining assets.

     Miscellaneous. Holders of our common stock have no preemptive or conversion rights. Our common stock is listed on the New York Stock Exchange. The transfer agents and registrars for our common stock are Wells Fargo Bank, N.A. and ALLETE.

     Description of Preferred Share Purchase Rights. The following statements describing our Preferred Share Purchase Rights (each a Right) are not intended to be a complete description. They are qualified in their entirety by reference to the Rights Agreement, dated as of July 24, 1996 (Rights Plan), between ALLETE and ALLETE's Corporate Secretary, as Rights Agent. We also refer you to the laws of the State of Minnesota.

     In July 1996 our Board of Directors declared a dividend distribution of one Right for each outstanding share of our common stock to shareholders of record at the close of business on July 24, 1996 (Record Date). Our Board of Directors also authorized the issuance of one Right for each share of our common stock that becomes outstanding between the Record Date and July 23, 2006, or an earlier date on which the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from us one two-hundredth of a share of Junior Serial Preferred Stock A, without par value (Serial Preferred), at a price of $45 per one two-hundredth of a share (the Purchase Price). The Purchase Price is subject to adjustment.

     No separate Right Certificates will be distributed. Until the Distribution Date, our common stock certificates together with a copy of the Summary of Rights Plan are proof of the Rights. The Distribution Date is the earlier to occur of:

     o 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of our common stock (the Stock Acquisition Date); or

     o 15 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer where a person or group would become the beneficial owner of 15 percent or more of our outstanding shares of common stock. At any time before a person becomes an Acquiring Person, our Board of Directors may extend the 15-business day time period.

     Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be transferred only with our common stock. The transfer of any certificates for our common stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with those common stock certificates. As soon as practicable following the Distribution Date, we will mail separate certificates for the Rights to holders of record of our common stock as of the close of business on the Distribution Date. After the Distribution Date, separate certificates for the Rights will be given as proof of the Rights.

     Each whole share of our Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to anti-dilution adjustment, 200 times the dividend declared on our common stock. If ALLETE liquidates, no distribution will be made to the holders of our common stock until the holders of our Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of our Serial Preferred will be entitled to receive notice of and to vote at any meeting of our shareholders. Each whole share of our Serial Preferred is entitled to one vote. These shares do not have cumulative voting rights. Whenever dividends on any of our preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of our Serial Preferred and other preferred stock will be entitled, together as one class, to elect a majority of directors. Our common stock would then elect the minority. If, in any merger or other transaction, shares of our common stock are exchanged for or converted into other securities and/or property, each whole share of our Serial Preferred will be entitled to receive, subject to anti-dilution adjustment, 200 times the amount for or into which each share of our common stock is exchanged or converted. We cannot redeem the shares of Serial Preferred.

     The Rights are not exercisable until the Distribution Date and will expire at the earliest of:

     o    July 23, 2006 (Final Expiration Date);

     o    the redemption of the Rights by ALLETE as described below; or

     o    the exchange of all Rights for our common stock as described below.


     If any person (other than ALLETE, our affiliates or any person receiving newly-issued shares of common stock directly from ALLETE) becomes the beneficial owner of 15 percent or more of the then outstanding shares of common stock, each holder of a Right will have a right to receive, upon exercise at the then current exercise price of the Right, common stock (or, in the discretion of the Board of Directors, cash, property or other securities of ALLETE) with a value equal to two times the exercise price of the Right. The Rights Plan contains an exemption for common stock we issue directly to any person. This exemption applies even if the person would become the beneficial owner of 15 percent or more of our common stock, provided that the person does not acquire any additional shares of our common stock. Examples of situations where we might issue common stock directly include private placements or acquisitions we make using our common stock as consideration.

     If following the Stock Acquisition Date we are acquired in a merger or other business combination transaction, or 50 percent or more of our assets or earning power are sold, we will make proper provision so that each holder of a Right will, after the transaction, have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company with a value equal to two times the exercise price of the Right.

     If the events described in the preceding two paragraphs happen (the Triggering Events), any Rights that an Acquiring Person beneficially owns or transferred to certain persons, will immediately become null and void.

     The Purchase Price payable and the number of shares of our Serial Preferred or other securities or property issuable if the Rights are exercised, are subject to adjustment. An adjustment would be made to prevent dilution, if there was a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, our Serial Preferred or our common stock, or a reverse split of our outstanding shares of Serial Preferred or common stock.

     Our Board of Directors may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is:

     o after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding common stock; and

     o before the acquisition by that person or group of 50 percent or more of the outstanding common stock.

This exchange ratio is subject to adjustment and does not include Rights that have become null and void.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price. We will not be required to issue fractional shares of Serial Preferred or common stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred). Instead, we may make an adjustment in cash based on the market price of the Serial Preferred or common stock on the last trading date before the date of exercise.

     Our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right (Redemption Price) anytime before a person becomes an Acquiring Person. At our option, we may pay the Redemption Price in cash, shares of our common stock or other consideration that our Board of Directors deems appropriate. If we redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     If the Rights are exercised, issuance of our Serial Preferred or our common stock will be subject to the necessary regulatory approvals. Until a Right is exercised, the holder of the Right will have no rights as a shareholder of ALLETE, including, without limitation, the right to vote or to receive dividends. One million shares of our Serial Preferred were reserved for issuance if the Rights are exercised.

     We may amend the provisions of the Rights Plan. However, any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

     The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire ALLETE without conditioning the offer on the redemption of the Rights or on the acquisition of a substantial number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. This is because, at any time before a person becomes an Acquiring Person, our Board of Directors may redeem all of the outstanding Rights at the Redemption Price.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements as to matters of law and legal conclusions under "Description of the Common Stock" in this prospectus and in the documents incorporated in this prospectus by reference, have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary of ALLETE. The statements under "Federal Income Tax Consequences" in this prospectus have been reviewed by Thelen Reid & Priest LLP. All of such statements and conclusions are presented or incorporated by reference in this prospectus in reliance upon the opinions of such individual and firms, respectively as experts.

     As of August 1, 2000, Mr. Halverson owned 21,978 shares of common stock of ALLETE. Mr. Halverson is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the Employee Stock Ownership Plan and Supplemental Retirement Plan. Under the Executive Long-Term Incentive Compensation Plan, Mr. Halverson has:

     o been granted options to purchase 38,467 shares of ALLETE common stock, of which 24,652 options are fully vested, the remainder of which shall vest over the next two years, and all of which will expire ten years from the date of grant;

     o earned approximately 874 performance shares that have not yet been paid out under the terms of this Plan; and

     o an award opportunity for up to 7,538 additional performance shares contingent upon the attainment of certain performance goals of ALLETE for the period January 1, 2000 through December 31, 2001.

                                 LEGAL OPINIONS

     The legality of the shares of common stock offered hereby will be passed upon for ALLETE by Mr. Halverson and by Thelen Reid & Priest LLP, New York, New York, counsel for ALLETE. Thelen Reid & Priest LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

                               -------------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article IX of the Articles of Incorporation of ALLETE contains the following provision:

          "No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective. If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal."

     Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:

          "The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation."

          "Reasonable expenses may include reimbursement of attorneys' fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

          "Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A."

          "The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities."

     ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

ITEM 16. EXHIBITS.

Exhibit
Number     Description of Exhibit
------     ----------------------

*4(a)  -  Articles of Incorporation, amended and restated as of May 27, 1998
          (filed as Exhibit 4(a) to the June 3, 1998 Form 8-K, File No.
          1-3548).

*4(b) - Bylaws, as amended effective May 27, 1998 (filed as Exhibit 4(b), to the June 3, 1998 Form 8-K, File No. 1-3548).

*4(c)1 - Mortgage and Deed of Trust, dated as of September 1, 1945, between Minnesota Power & Light Company (now Minnesota Power, Inc.) and Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas
          J. MacInnes, successor), as Trustees (filed as Exhibit 7(c), File No. 2-5865).

*4(c)2 - Supplemental Indentures to Minnesota Power, Inc.'s Mortgage and Deed of Trust:

              Number               Dated as of          Reference File          Exhibit
              -------------------- -------------------- ----------------------- ---------
              First                March 1, 1949        2-7826                   7(b)
              Second               July 1, 1951         2-9036                   7(c)
              Third                March 1, 1957        2-13075                  2(c)
              Fourth               January 1, 1968      2-27794                  2(c)
              Fifth                April 1, 1971        2-39537                  2(c)
              Sixth                August 1, 1975       2-54116                  2(c)
              Seventh              September 1, 1976    2-57014                  2(c)
              Eighth               September 1, 1977    2-59690                  2(c)
              Ninth                April 1, 1978        2-60866                  2(c)
              Tenth                August 1, 1978       2-62852                  2(d)2
              Eleventh             December 1, 1982     2-56649                  4(a)3
              Twelfth              April 1, 1987        33-30224                 4(a)3
              Thirteenth           March 1, 1992        33-47438                 4(b)
              Fourteenth           June 1, 1992         33-55240                 4(b)
              Fifteenth            July 1, 1992         33-55240                 4(c)
              Sixteenth            July 1, 1992         33-55240                 4(d)
              Seventeenth          February 1, 1993     33-50143                 4(b)
              Eighteenth           July 1, 1993         33-50143                 4(c)
              Nineteenth           February 1, 1997     1-3548 (1996 Form        4(a)3
                                                        10-K)
              Twentieth            November 1, 1997     1-3548 (1997 Form        4(a)3
                                                        10-K)

*4(d)1 - Mortgage and Deed of Trust, dated as of March 1, 1943, between Superior Water, Light and Power Company and Chemical Bank & Trust Company and Howard B. Smith, as Trustees, both succeeded by U. S. Bank Trust N.A., as Trustee (filed as Exhibit 7(c), File No. 2-8668).

*4(d)2 - Supplemental Indentures to Superior Water, Light and Power Company's Mortgage and Deed of Trust:

              Number               Dated as of          Reference File          Exhibit
              -------------------- -------------------- ----------------------- ----------
              First                March 1, 1951        2-59690                  2(d)(1)
              Second               March 1, 1962        2-27794                  2(d)1
              Third                July 1, 1976         2-57478                  2(e)1
              Fourth               March 1, 1985        2-78641                  4(b)
              Fifth                December 1, 1992     1-3548 (1992 Form        4(b)1
                                                        10-K)
              Sixth                March 24, 1994       1-3548 (1996 Form        4(b)1
                                                        10-K)
              Seventh              November 1, 1994     1-3548 (1996 Form        4(b)2
                                                        10-K)
              Eighth               January 1, 1997      1-3548 (1996 Form        4(b)3
                                                        10-K)

*4(e)1 - Indenture, dated as of March 1, 1993, between Southern States Utilities, Inc. (now Florida Water Services Corporation) and Nationsbank of Georgia, National Association (now SunTrust Bank, Central Florida, N.A.), as Trustee (filed as Exhibit 4(d) to the 1992 Form 10-K, File No. 1-3548).

*4(e)2 -  Supplemental Indentures to Florida Water Services Corporation's
          Indenture:

              Number              Dated as of           Reference File          Exhibit
              ------------------- --------------------- ----------------------- ----------
              First               March 1, 1993         1-3548 (1996 Form        4(c)1
                                                        10-K)
              Second              March 31, 1997        1-3548 (March 31,        4
                                                        1997 Form 10-Q)
              Third               May 28, 1997          1-3548 (June 30, 1997    4
                                                        Form 10-Q)

*4(f) - Amended and Restated Trust Agreement, dated as of March 1, 1996, relating to MP&L Capital I's 8.05% Cumulative Quarterly Income Preferred Securities, between Minnesota Power & Light Company (now Minnesota Power, Inc.), as Depositor, and The Bank of New York, The Bank of New York (Delaware), Philip R. Halverson, David G. Gartzke and James K. Vizanko, as Trustees (filed as Exhibit 4(a) to the March 31, 1996 Form 10-Q, File No. 1-3548), as modified by Amendment No. 1, dated April 11, 1996 (filed as Exhibit 4(b) to the March 31, 1996 Form 10-Q, File No. 1-3548).

*4(g)  -  Indenture, dated as of March 1, 1996, relating to Minnesota Power's
          8.05% Junior Subordinated Debentures, Series A, Due 2015, between Minnesota Power & Light Company (now Minnesota Power, Inc.) and The Bank of New York, as Trustee (filed as Exhibit 4(c) to the March 31, 1996 Form 10-Q, File No. 1-3548).

*4(h)  -  Guarantee Agreement, dated as of March 1, 1996, relating to MP&L
          Capital I's 8.05% Cumulative Quarterly Income Preferred Securities, between Minnesota Power & Light Company (now Minnesota Power, Inc.), as Guarantor, and The Bank of New York, as Trustee (filed as Exhibit 4(d) to the March 31, 1996 Form 10-Q, File No. 1-3548).

*4(i)  -  Agreement as to Expenses and Liabilities, dated as of March 20,
          1996, relating to MP&L Capital I's 8.05% Cumulative Quarterly Income Preferred Securities, between Minnesota Power & Light Company (now Minnesota Power, Inc.) and MP&L Capital I (filed as Exhibit 4(e) to the March 31, 1996 Form 10-Q, File No. 1-3548).

*4(j) - Officer's Certificate, dated March 20, 1996, establishing the terms of the 8.05% Junior Subordinated Debentures, Series A, Due 2015 issued in connection with the 8.05% Cumulative Quarterly Income Preferred Securities of MP&L Capital I (filed as Exhibit 4(i) to the 1996 Form 10-K, File No. 1-3548).

*4(k)  -  Rights Agreement dated as of July 24, 1996, between Minnesota Power
          & Light Company (now Minnesota Power, Inc.) and the Corporate Secretary of Minnesota Power & Light Company (now Minnesota Power, Inc.), as Rights Agent (filed as Exhibit 4 to the August 2, 1996 Form 8-K, File No. 1-3548).

*4(l)  -  Indenture (for Unsecured Debt Securities), dated as of May 15,
          1996, between ADESA Corporation and The Bank of New York, as Trustee relating to the ADESA Corporation's 7.70% Senior Notes, Series A, Due

          2006, and its 8.10% Senior Notes, Series B, Due 2010 (filed as Exhibit 4(k) to the 1996 Form 10-K, File No. 1-3548).

*4(m)  -  Guarantee of Minnesota Power & Light Company (now Minnesota Power,
          Inc.), dated as of May 30, 1996, relating to the ADESA Corporation's 7.70% Senior Notes, Series A, Due 2006 (filed as Exhibit 4(l) to the 1996 Form 10-K, File No. 1-3548).

*4(n) - ADESA Corporation Officer's Certificate 1-D-1, dated May 30, 1996, relating to the ADESA Corporation's 7.70% Senior Notes, Series A, Due 2006 (filed as Exhibit 4(m) to the 1996 Form 10-K, File No. 1-3548).

*4(o) - Guarantee of Minnesota Power, Inc., dated as of March 30, 2000, relating to ADESA Corporation's 8.10% Senior Notes, Series B, Due 2010 (filed as Exhibit 4(a) to the March 31, 2000 Form 10-Q, File No. 1-3548).

*4(p)  -  ADESA Corporation Officer's Certificate 2-D-2, dated as of March
          30, 2000, relating to ADESA Corporation's 8.10% Senior Notes, Series B, Due 2010 (filed as Exhibit 4(b) to the March 31, 2000 Form 10-Q, File No. 1-3548).

8      -  Opinion and Consent of Thelen Reid & Priest LLP.

23(a)  -  Consent of PricewaterhouseCoopers LLP.

23(b)  -  Consent of Philip R. Halverson, Esq.

23(c) - Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 8).

24     -  Power of Attorney (included on the signature pages of the original registration statement No. 333-02109).

* Incorporated herein by reference as indicated.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on the fifteenth day of August, 2000.

                                        MINNESOTA POWER, INC.


                                        By   /s/ Edwin L. Russell
                                          -------------------------------------
                                                 Edwin L. Russell
                                              Chairman, President and
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                  TITLE                      DATE
            ---------                  -----                      ----


     /s/ Edwin L. Russell       Chairman, President,        August 15, 2000
-----------------------------  Chief Executive Officer
         Edwin L. Russell     and Director (Principal
                                Executive Officer)


     /s/ David G. Gartzke     Senior Vice President --      August 15, 2000
-----------------------------    Finance and Chief
         David G. Gartzke        Financial Officer
                               (Principal Financial
                                     Officer)


     /s/ Mark A. Schober             Controller             August 15, 2000
-----------------------------   (Principal Accounting
         Mark A. Schober             Officer)

    /s/ Kathleen A. Brekken          Director               August 15, 2000
-----------------------------
        Kathleen A. Brekken


    /s/ Merrill K. Cragun            Director               August 15, 2000
-----------------------------
        Merrill K. Cragun


    /s/ Dennis E. Evans              Director               August 15, 2000
-----------------------------
        Dennis E. Evans


                                     Director
-----------------------------
        Glenda E. Hood


    /s/ Peter J. Johnson             Director               August 15, 2000
-----------------------------
        Peter J. Johnson


    /s/ George L. Mayer              Director               August 15, 2000
-----------------------------
        George L. Mayer


    /s/ Jack I. Rajala               Director               August 15, 2000
-----------------------------
        Jack I. Rajala


    /s/ Arend J. Sandbulte           Director               August 15, 2000
-----------------------------
        Arend J. Sandbulte


    /s/ Nick Smith                   Director               August 15, 2000
-----------------------------
        Nick Smith


    /s/ Bruce W. Stender             Director               August 15, 2000
-----------------------------
        Bruce W. Stender


    /s/ Donald C. Wegmiller          Director               August 15, 2000
-----------------------------
        Donald C. Wegmiller

                                  EXHIBIT INDEX

     8         Opinion and Consent of Thelen Reid & Priest LLP.

     23(a)     Consent of PricewaterhouseCoopers LLP.

     23(b)     Consent of Philip R. Halverson, Esq.

     23(c) Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 8).